ICE Trade Vault Non-Legal Entity Identifier Counterparty Setup Notification

SEC Reporting

Section 242.903 (Coded Information) of the Securities and Exchange Commission ("SEC") Regulation SBSDR- Regulatory Reporting and Public Dissemination of Security-Based Swap Information provides that:
(a) If an internationally recognized standards-setting system that imposes fees and usage restrictions on persons that obtain UICs for their own usage that are fair and reasonable and not unreasonably discriminatory and that meets the criteria of paragraph (b) of this section is recognized by the Commission and has assigned a UIC to a person, unit of a person, or product (or has endorsed a methodology for assigning transaction IDs), the registered security-based swap data repository shall employ that UIC (or methodology for assigning transaction IDs). If no such system has been recognized by the Commission, or a recognized system has not assigned a UIC to a particular person, unit of a person, or product (or has not endorsed a methodology for assigning transaction IDs), the registered security-based swap data repository shall assign a UIC to that person, unit of person, or product using its own methodology (or endorse a methodology for assigning transaction IDs). If the Commission has recognized such a system that assigns UICs to persons, each participant of a registered security-based swap data repository shall obtain a UIC from or through that system for identifying itself, and each participant that acts as a guarantor of a direct counterparty's performance of any obligation under a security-based swap that is subject to Section 242.908(a) shall, if the direct counterparty has not already done so, obtain a UIC for identifying the direct counterparty from or through that system, if that system permits third-party registration without a requirement to obtain prior permission of the direct counterparty.
(b) A registered security-based swap data repository may permit information to be reported pursuant to Section 242.901, and may publicly disseminate that information pursuant to Section 242.902, using codes in place of certain data elements, provided that the information necessary to interpret such codes is widely available to users of the information on a non-fee basis.
Background:
Rule 903 requires a registered SDR to use "unique identification codes" ("UICs") to specifically identify a variety of persons and things. The following UICs are specifically required by Regulation SBSR: counterparty ID, product ID, transaction ID, broker ID, branch ID, trading desk ID, trader ID, platform ID, and ultimate parent ID. Rule 903(a) provides that, if an internationally recognized standards-setting system ("IRSS") meeting certain criteria is recognized by the Commission and has assigned a UIC to a person, unit of a person, or product (or has endorsed a methodology for assigning transaction IDs), that UIC must be used by all registered SDRs and their participants in carrying out duties under Regulation SBSR. If the Commission has not recognized an IRSS -- or if the Commission recognized IRSS has not assigned a UIC to a particular person or thing -- the registered SDR is required to assign a UIC using its own methodology. Additionally, Rule 903(a) provides that, if the Commission has recognized such a system that assigns UICs to persons, each participant of a registered SDR shall obtain a UIC from or through that system for identifying itself, and each participant that acts as a guarantor of a direct counterparty's performance of any obligation under a security-based swap that is subject to Rule 908(a) shall, if the direct counterparty has not already done so, obtain a UIC for identifying the direct counterparty from or through that system, if that system permits third-party registration without a requirement to obtain prior permission of the direct counterparty.
The Commission has recognized the GLEIS as an IRSS for assigning Legal Entity Identifiers ("LEIs").  As such, each participant of ICE Trade Vault shall obtain a UIC from or through that system for identifying itself, and each participant that acts as a guarantor of a direct counterparty's performance of any obligation under a security-based swap that is subject to Section 242.908(a) shall, if the direct counterparty has not already done so, obtain a UIC for identifying the direct counterparty from or through that system, if that system permits third-party registration without a requirement to obtain prior permission of the direct counterparty.
LEIs can only be obtained from a Local Operating Unit (LOU) endorsed by the Global LEI System's Regulatory Oversight Committee (ROC). The list of ROC-endorsed LOUs and their contact information is available at http://www.leiroc.org/publications/gls/lou_20131003_2.pdf

Please complete sections below
Below please indicate the reason why the Non-LEI Counterparty does not have a LEI:
- Non-LEI Counterparty is only executing physical commodity transactions;
- Non-LEI Counterparty is an individual and not a company;
- Non-LEI has not yet obtained a valid LEI.
The Requesting Participant agrees to immediately notify ICE Trade Vault should the Non-LEI Counterparty obtain a valid LEI and once the Requesting Participant is aware.
Legal Entity Name of Non-LEI Counterparty Setup Request
Date of Non-LEI Counterparty Setup Request
Participant Legal Entity Requesting Set Up of Non-LEI Company
Signature of Requesting Participant
Name of Requesting Participant Signatory